Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

Midatech Pharma PLC

Cardiff, United Kingdom

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-209365 and No. 333-214969) of Midatech Pharma PLC of our report dated April 30, 2019, relating to the consolidated financial statements which appears in this Annual Report on Form 20-F.  Our report contains an explanatory paragraph relating to the Company’s restatement of its consolidated financial statements as described in Note 1 to the consolidated financial statements.

/s/ BDO LLP

BDO LLP

Reading, United Kingdom

April 30, 2019